UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Portola Pharmaceuticals, Inc.

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PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Portola Pharmaceuticals, Inc., a Delaware corporation. The meeting will be held on Friday, June 8, 2018 at 9:00 a.m. local time at Portola’s Headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080 for the following purposes:

1.	To elect the Board of Directors’ nominees, Dennis Fenton, Ph.D., Charles J. Homcy, M.D. and David C. Stump, M.D., to hold office until the 2021 Annual Meeting of Stockholders.
2.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
4.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is April 12, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Friday, June 8, 2018 at 9:00 a.m. local time at Portola’s Headquarters at

270 E. Grand Avenue, South San Francisco, CA 94080.

The proxy statement and annual report to stockholders

are available at www.astproxyportal.com/ast/18320

By Order of the Board of Directors

Mardi C. Dier

Executive Vice President and Chief Financial Officer

South San Francisco, California

April 24, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a valid proxy issued in your name from that record holder.

PORTOLA PHARMACEUTICALS, INC.

270 E. Grand Avenue

South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Portola Pharmaceuticals, Inc. (also referred to as “we,” “us,” “Portola,” and the “Company”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Friday, June 8, 2018 at 9:00 a.m. local time at our headquarters at 270 E. Grand Avenue, South San Francisco, CA 94080. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 12, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 65,821,742 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on April 12, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from the record holder.

What am I voting on?

There are four matters scheduled for a vote:

Proposal 1: Election of three Board nominees named in this proxy statement to serve as Class II directors for a three-year term;

Proposal 2: Approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares;

Proposal 3: Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

Proposal 4: Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect nominees to the Board you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

• In Person: To vote in person, come to the Annual Meeting. Ballots will be available.

•     By Mail: To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•     By Telephone: To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from foreign countries, using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 7, 2018 to be counted.

•     Via the Internet: To vote through the internet, go to www.voteproxy.com and follow the on-screen instructions or scan this QR code with your smartphone. Your internet vote must be received by 11:59 p.m., Eastern Time on June 7, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 12, 2018.

What happens if I do not vote?

If you are a stockholder of record (your shares are registered in your name) and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the three nominees for director, “For” the proposal to amend the certificate of incorporation to increase the authorized number of shares of common stock, “For” the advisory approval of executive compensation and “For” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies and related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone proxy, internet proxy or ballot is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2018, to our Corporate Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080 and otherwise in accordance with the procedures set forth in our Bylaws. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on February 8, 2019, and no later than the close of business on March 8, 2019. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including different notice submission date requirements in the event our annual meeting for 2019 is held more than 30 days before or 30 days after June 8, 2019.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, 3 and 4, and will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote for proposal 2, will have no effect on Proposals 3 or 4, and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

•

Proposal No. 1. For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•

Proposal No. 2. To be approved, the proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock under the Company’s Amended and Restated Certificate of Incorporation will require the affirmative vote from holders of a majority of the outstanding shares of the Company’s common stock. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•

Proposal No. 3. Advisory approval of the compensation of the Company’s named executive officers will be considered to be approved if it receives “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal No. 4. To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 65,821,742 shares outstanding and entitled to vote. Thus, the holders of 32,910,872 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes: Class I, Class II and Class III, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2018. Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2021 Annual Meeting of Stockholders and until the director’s successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our directors are encouraged to attend our Annual Meeting of Stockholders, either in person or telephonically. All of our directors attended our 2017 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

Dennis M. Fenton, Ph.D., age 66, has served as a member of our Board since February 2015. Dr. Fenton is the owner and Chief Executive Officer of Fenton and Associates, a biotechnology consulting firm. From 1982 to 2008, Dr. Fenton held numerous positions at Amgen, Inc., a biotechnology company. From 2000 until 2008, Dr. Fenton was Executive Vice President responsible for worldwide operations, manufacturing, process development and quality. From 1995 until 2000, Dr. Fenton was Senior Vice President of Operations, and from 1992 until 1995, he was Senior Vice President of Sales, Marketing and Process Development. Prior to his time at Amgen, Inc., Dr. Fenton served as Senior Research Scientist at Pfizer, Inc., a biopharmaceutical company, and previously was a research associate and graduate student at Rutgers University. Dr. Fenton currently serves as a member of the Board of Directors of Pfenex Inc., a biopharmaceutical company, through May 2018, and also serves as a member of the Boards of Directors of AnaptysBio, Inc., a biotechnology company, and Sienna Biopharmaceuticals, Inc., a biopharmaceutical company. Dr. Fenton is also a member of the Board of Trustees of Keck Graduate Institute. During the past five years, Dr. Fenton also served on the Board of Directors of Xenoport, Inc., Dendreon Corporation, Hospira, Inc., Genelux Corporation, Amira Pharmaceuticals and Kythera Biopharmaceuticals, Inc. Dr. Fenton holds a B.S. in Biology from Manhattan College and a Ph.D. in Microbiology from Rutgers University. Because of Dr. Fenton’s extensive experience in development, operations and biologics manufacturing, we believe he is able to make valuable contributions to our Board, Compensation Committee and Research and Development Committee.

Charles J. Homcy, M.D., age 69, has served as a member of our Board since September 2003, as Co-Chairman of our Board from March 2010 to May 2013 and as Chairman of our Board from September 2003 to March 2010. Dr. Homcy presently is a partner at Third Rock Ventures, a venture capital firm. Dr. Homcy served as a Venture Partner of Third Rock Ventures from 2010 to 2016. From 1997 through 2008, Dr. Homcy has served as Clinical Professor of Medicine, University of California at San Francisco Medical School and as an attending physician at the San Francisco Veteran’s Administration Hospital. Dr. Homcy is a co-founder of Portola and served as President and Chief Executive Officer of Portola from September 2003 to April 2010 and was employed as an adviser to Portola from May 2010 to February 2012. Dr. Homcy served as President, Research and Development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, from February 2002 to January 2003 and senior adviser of Research and Development at Millennium from January 2003 to November 2003. From May 1995 to March 2002, Dr. Homcy served as Executive Vice President of Research and Development of COR Therapeutics, Inc., a

biopharmaceutical company. Dr. Homcy currently serves as a member of the Boards of Directors of Global Blood Therapeutics, Inc. and Pliant Therapeutics, Inc., and is a member of the Board of Trustees of Johns Hopkins University. During the past five years, Dr. Homcy also served on the Board of Directors of MyoKardia, Inc., a biopharmaceutical company. Dr. Homcy also serves as a Scientific Advisor for Cytokinetics, Inc. Dr. Homcy holds an A.B. in Biology and an M.D. from Johns Hopkins University. Dr. Homcy is also a member of the Board of Trustees of John Hopkins University. Because of Dr. Homcy’s executive experience with the Company and in the life sciences industry, we believe he is able to make valuable contributions to our Board, and Research and Development Committee.

David C. Stump, M.D., age 68, has served as a member of our Board since September 2015. Dr. Stump was most recently Executive Vice President, Research and Development at Human Genome Sciences, Inc., serving there from November 1999 until December 2012. From 1989 to 1999, Dr. Stump held various roles at Genentech, Inc., most recently as Vice President, Clinical Research, and was named a Genentech Fellow in 1996. Prior to joining Genentech, Dr. Stump was an Associate Professor of Medicine and Biochemistry at the University of Vermont. Dr. Stump currently serves as a member of the Boards of Directors of Regenxbio, Inc., Sunesis Pharmaceuticals, Inc. and MacroGenics, Inc. During the past five years, Dr. Stump also served on the Board of Directors of Dendreon Corporation. Dr. Stump is also a member of the Board of Trustees of Earlham College. Dr. Stump is board certified in Internal Medicine, Hematology and Medical Oncology, and is a Fellow of the American College of Physicians and the Council on Arteriosclerosis, Thrombosis and Vascular Biology of the American Heart Association. He holds an A.B. from Earlham College and an M.D. from Indiana University, followed by residency and fellowship training in internal medicine, hematology and oncology and biochemistry at the University of Iowa, then by further postgraduate training in hemostasis and thrombosis at the University of Leuven, Belgium. Because of Dr. Stump’s extensive medical and scientific background and executive experience in the life sciences industry, we believe he is able to make valuable contributions to our Board, Nominating and Corporate Governance Committee and Research and Development Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

Laura A. Brege, age 60, has served as a member of our Board since January 2015. Since September 2015, Ms. Brege has served as Managing Director of Cervantes Life Science Partners, LLC, a private healthcare advisory and consulting company focused on innovative personalized medicine. From July 2017, Ms. Brege has served as a Senior Advisor to Bridge Bio Pharma, a clinical stage biotechnology company. From September 2012 to July 2015, Ms. Brege served as Chief Executive Officer and President of Nodality, Inc., a company focused on innovative personalized medicine. From June 2006 to December 2011, Ms. Brege held several senior-level positions at Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, including Executive Vice President and Chief Operating Officer. From 1999 to 2006, Ms. Brege was a general partner at Red Rock Capital Management, a venture capital firm. Prior to Red Rock, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics. Ms. Brege currently serves as a member of the Boards of Directors of Acadia Pharmaceuticals, Inc., Aratana Therapeutics, Inc., Dynavax Technologies, Inc., and Pacira Pharmaceuticals, Inc. During the past five years, Ms. Brege also served on the Board of Directors of Delcath Systems, Inc. Ms. Brege holds a B.A. from Ohio University (Honors Tutorial College) and an M.B.A. from the University of Chicago. We believe that Ms. Brege’s industry background, including her extensive experience as an officer of public biotechnology companies and her past financial experience and current knowledge of financing trends, position her to make an effective contribution to our Board, Audit Committee and Commercial Committee.

Hollings C. Renton, age 71, has served as a member and the Chairman of our Board since March 2010. Mr. Renton retired as Chairman of the Board of Directors at Onyx Pharmaceuticals, in March 2008, where he also served as the President and Chief Executive Officer from 1993 and as a director from 1992. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation, a biotechnology company. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991, as Chief Operating Officer from 1987 to 1990, and as Chief Financial Officer from 1983 to 1987. Mr. Renton currently serves as a member of the Boards of Directors of AnaptysBio, Inc. and

Zymeworks Inc. During the past five years, Mr. Renton also served on the Boards of Directors of Kythera Biopharmaceuticals Inc., Rigel Pharmaceuticals, Inc., Affymax Inc. and Cepheid Inc. Mr. Renton holds a B.S. in Mathematics from Colorado State University and an M.B.A. from the University of Michigan. Because of Mr. Renton’s extensive experience building successful biotechnology companies and commercializing drug products, we believe he is able to bring valuable insights to our Board, Compensation Committee, Nominating and Corporate Governance Committee and Commercial Committee.

William Lis, age 53, has served as our Chief Executive Officer and a member of our Board since April 2010. Mr. Lis served as our Chief Operating Officer from November 2009 to April 2010, as our Vice President of Business and Commercial Operations from May 2008 to October 2009 and as our Senior Director of Business Development from May 2005 to August 2005. Prior to Portola, Mr. Lis held various management positions at Scios Inc., a biotechnology company and a subsidiary of Johnson & Johnson, a medical devices, pharmaceutical and consumer packaged goods company, including Vice President Business and Commercial Operations from November 2007 to April 2008, Vice President of Business and New Product Development from August 2005 to November 2007 and Director of Cardiovascular Marketing and New Products from January 2004 to May 2005. From November 2003 to December 2003, Mr. Lis served as a consultant to Biosite Incorporated, a medical diagnostics company, and to Millennium Pharmaceuticals. Following the acquisition of COR Therapeutics, by Millennium in 2002, he held various positions, including Director, Marketing and New Product Development from February 2002 to November 2003. From October 1999 to February 2002, Mr. Lis held various positions, including Product Director, at COR Therapeutics. Mr. Lis holds a B.S. in Business Management and Finance from the University of Maryland, College Park. Because of Mr. Lis’ extensive knowledge of our company, the pharmaceutical industry and our competitors, we believe he is able to make valuable contributions to our Board.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Jeffrey W. Bird, M.D., Ph.D., age 57, has served as a member of our Board since November 2003. Since July 2003, Dr. Bird has been a Managing Director of Sutter Hill Ventures, a venture capital firm. Dr. Bird currently serves as a member of the Board of Directors of Restoration Robotics, Inc., a medical device company. During the last five years, Dr. Bird also served on the Boards of Directors of Threshold Pharmaceuticals, Inc. and Horizon Pharma Public Limited Company. Dr. Bird holds a B.S. in Biological Sciences from Stanford University and a Ph.D. in Cancer Biology and an M.D. from Stanford Medical School. Because of Dr. Bird’s experience in medicine and biology, and because of his experience investing in life science companies and serving as an executive at biopharmaceutical companies, we believe he is able to bring important insights to our Board, Audit Committee and Research and Development Committee.

John H. Johnson, age 60, has served as a member of our Board since March 2014. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation, a biopharmaceutical company, and their Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the Board of Directors of Savient Pharmaceuticals, Inc., a pharmaceutical company. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s Board of Directors until it was acquired by Eli Lilly in November 2008. From 2005 to August 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada unit from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., Ortho-McNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson is the former chairman of Tranzyme Pharma, Inc. Mr. Johnson currently serves as a member of the Boards of Directors of Histogenics Corporation, Melinta Therapeutics, Inc., a biopharmaceutical company, and Aveo Oncology, and is chairman of Strongbridge Biopharma plc, a biopharmaceutical company. During the past five years, Mr. Johnson also served as a member of the Boards of Directors of Sucampo Pharmaceuticals, Inc. and Cempra, Inc. Mr. Johnson holds a bachelor’s degree from East Stroudsburg University of Pennsylvania. Because of Mr. Johnson’s history of management and board experience in several public life science companies, we believe he is able to bring financial expertise to our Board, Compensation Committee, Nominating and Corporate Governance Committee and Commercial Committee.

H. Ward Wolff, age 69, has served as a member of our Board since November 2007. From December 2007 until his retirement in March 2017, Mr. Wolff served as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biopharmaceutical company. From July 2006 until its restructuring in August 2007, Mr. Wolff served as the Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc., a biopharmaceutical company. From September 2004 to April 2006, Mr. Wolff was Senior Vice President, Finance and Chief Financial Officer of Abgenix, Inc., a biopharmaceutical company. Prior to joining Abgenix, Mr. Wolff held financial management positions in both public and private emerging growth companies, including serving as Senior Vice President and Chief Financial Officer of DoubleTwist, Inc., a life sciences company. Mr. Wolff began his career with Price Waterhouse, where he held a number of positions as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves as a member of the Boards of Directors of Calithera Biosciences, Inc. and Sunesis Pharmaceuticals, Inc. During the past five years, Mr. Wolff served on the Board of Directors of MAP Pharmaceuticals, Inc. Mr. Wolff holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School. Because of Mr. Wolff’s management experience in several public companies, we believe he is able to bring financial expertise to our Board and Audit Committee.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Portola, our senior management and our independent auditors, the Board has affirmatively determined that all directors other than Mr. Lis are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Portola.

Mr. Lis is not an independent director by virtue of his position as our Chief Executive Officer.

Board Leadership Structure

The Board has appointed Mr. Renton Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Lead Independent Director

If the Chairman of the Board is an independent director, the Board may designate the Chairman as the Lead Independent Director. If the Chairman is not independent, the Board will designate one of the independent directors as the Lead Independent Director. The Lead Independent Director would serve until replaced by the Board. The Lead Independent Director would establish the agenda for meetings of the independent directors, preside over meetings of the independent directors, preside over any portions of meetings of the Board evaluating the performance of the Board, coordinate the activities of the other independent directors and perform such other duties the Board may establish or delegate. As Mr. Renton is an independent director, we have not designated a Lead Independent Director of our Board.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and Ernst & Young LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles and oversees our healthcare compliance program, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met 13 times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2017 for each of these Board committees. In addition, the Board has established two advisory committees – the Commercial Committee and the Research and Development Committee.

Name	Audit	Compensation	Nominating and Corporate Governance
William Lis
Hollings C. Renton		X	X*
Laura A. Brege	X
Dennis M. Fenton, Ph.D.		X
Charles J. Homcy, M.D.
Jeffrey W. Bird, M.D., Ph.D.	X
John H. Johnson		X*	X
David C. Stump, M.D.			X
H. Ward Wolff	X*
Total meetings in fiscal 2017	8	6	4
*	Committee Chairperson

Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Dr. Bird, Ms. Brege and Mr. Wolff, each of whom satisfies the independence requirements under The Nasdaq Global Select Market listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The chairperson of our Audit Committee is Mr. Wolff, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the consolidated financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the scope, adequacy and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the consolidated financial statements to be included in the Company’s quarterly reports on Form 10-Q and Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules related to accounting, financial reporting and auditing, and the Company’s code of conduct, including reviewing and approving related-party transactions.

The Audit Committee also has other responsibilities set forth in the written Audit Committee charter adopted by the Board, which is available on our website at www.portola.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received from the Auditors written disclosures regarding the Auditors independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the Auditors, the Auditors independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The foregoing report has been furnished by the Audit Committee.

H. Ward Wolff
Jeffrey W. Bird, M.D., Ph.D.
Laura Brege

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Portola under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Dr. Fenton, Mr. Johnson and Mr. Renton, each of whom our Board has determined to be independent under The Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chairperson of our Compensation Committee is Mr. Johnson.

The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer and other senior management, including executive officers; reviews and administers our executive succession plans; and administers the Company’s stock plans. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Chief Executive Officer does not provide evaluations or recommendations with respect to his own performance or compensation. The Compensation Committee also reviews and recommends to the Board the type and amount of compensation to be paid to non-employee directors.

The Compensation Committee also has other responsibilities set forth in the written Compensation Committee charter adopted by the Board, which is available on our website at www.portola.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least once a quarter and with greater frequency during the first quarter of the year or when greater frequency of meetings is otherwise necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisers and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, the Compensation Committee continued to retain Radford as an independent compensation consultant. The Compensation Committee requested that Radford evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

In addition, as part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of these independent compensation consultants as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the past three years been one of our officers or employees. None of our executive officers currently serves or in the prior three years has served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Johnson, Mr. Renton and Dr. Stump, each of whom our Board has determined to be independent under the Nasdaq listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Renton.

Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee is responsible, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter for reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement; interviewing, evaluating, nominating and recommending individuals for membership on our Board; overseeing and reviewing our processes and procedures to provide information to our Board and its committees; reviewing and recommending to our Board any amendments to our corporate governance policies; and reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on our website at www.portola.com.

The Nominating and Corporate Governance Committee believes that candidates for director should generally have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 270 E. Grand Avenue, South San Francisco, CA 94080 no earlier than the close of business on February 8, 2019, and no later than the close of business on March 8, 2019. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article III of our Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Advisory Committees

Commercial Committee

Our Commercial Committee consists of Messrs. Johnson and Renton and Ms. Brege. The chairperson of our Commercial Committee is Mr. Johnson. The Commercial Committee serves our Board of Directors in an advisory capacity only and reviews our strategy, practices and policies that relate to commercial activities including pricing, market opportunities and competitive landscape.

Research and Development Committee

Our Research and Development Committee consists of Drs. Homcy, Bird, Stump and Fenton. The chairperson of our Research and Development Committee is Dr. Homcy. The Research and Development Committee serves our Board of Directors in an advisory capacity only and reviews our development strategies and investments in our current and future product candidates including existing and potential partnerships to ensure alignment with our overall corporate strategy.

Stockholder Communications with the Board of Directors

We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chair or the Chair of any committee, please send your communication to our Corporate Secretary at Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080, who will forward all appropriate communications as requested.

Code of Business Conduct

We have adopted the Portola Code of Business Conduct that applies to all officers, directors and employees. The Code of Business Conduct is available on our website at www.portola.com. If we make any substantive amendments to the Code of Business Conduct or grant any waiver from a provision of the Code of Business Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has documented the governance practices followed by the Company by adopting the Portola Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines may be viewed on our website at www.portola.com.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2017, certain information with respect to the compensation of all non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2017

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Stock Awards ($) (1) (2)	Total ($)
Jeffrey W. Bird, M.D., Ph.D.	65,500	113,827	105,180	284,507
Laura A. Brege	65,500	113,827	105,180	284,507
Dennis M. Fenton, Ph.D.	62,000	113,827	105,180	281,007
Charles J. Homcy, M.D.	70,000	113,827	105,180	289,007
John H. Johnson	90,000	113,827	105,180	309,007
Hollings C. Renton	102,000	113,827	105,180	321,007
David C. Stump, M.D.	60,500	113,827	105,180	279,507
H. Ward Wolff	70,000	113,827	105,180	289,007

(1)

The amounts in this column reflect the aggregate grant date fair value of each stock and option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2)

Represents (a) an annual grant of an option to purchase 6,000 shares of our common stock and (b) 3,000 time vested restricted stock units that were granted to such director on June 16, 2017, each under our 2013 Equity Incentive Plan and non-employee director compensation policy.

Our Board has adopted a non-employee director compensation policy, effective for all of our non-employee directors, pursuant to which we compensate our non-employee directors with a combination of cash and equity. This policy was last amended in March 2018. Under this policy, non-employee directors are entitled to receive the following cash compensation:

•	Each non-employee director will receive an annual $50,000 retainer for service on the Board, paid quarterly.
•	The chairperson of our Board will receive an additional annual $25,000 retainer, paid quarterly.
•

The chairperson of our Audit Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Audit Committee will receive an annual cash retainer of $10,000, paid quarterly.

•

The chairperson of our Compensation Committee will receive an annual cash retainer of $20,000 for such service, paid quarterly, and each of the other members of the Compensation Committee will receive an annual cash retainer of $8,000, paid quarterly.

•

The chairperson of our Nominating and Corporate Governance Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $5,000, paid quarterly.

•

The chairperson of our Research and Development Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Research and Development Committee will receive an annual cash retainer of $5,500, paid quarterly.

•

The chairperson of our Commercial Committee will receive an annual cash retainer of $15,000 for such service, paid quarterly, and each of the other members of the Commercial Committee will receive an annual cash retainer of $5,500, paid quarterly.

In addition, newly elected directors will receive an initial grant of an option to purchase 12,000 shares of our common stock and a grant of 6,000 restricted stock units, and continuing directors will receive an annual grant of an option to purchase 6,000 shares of our common stock and a grant of 3,000 restricted stock units. Initial option grants vest, subject to continuous service, on a monthly basis for the 36-month period following the grant. Initial restricted stock unit grants vest annually over a three year period. Annual option grants vest on a monthly basis for the 12-month period following the grant. Annual restricted stock unit grants vest on March 1st of the year following the date of grant.

PROPOSAL 2

Approval of Increase in Number of Authorized Shares of Common Stock

Our Board is requesting stockholder approval and adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the Company’s authorized number of shares of Common Stock from 100,000,000 shares to 150,000,000 shares.

Our Board has no present plans or proposals to issue the additional shares of Common Stock that would be authorized by this Proposal 2. The Board believes that the proposed increase in the number of authorized shares of Common Stock is desirable in order to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, stock splits and dividends, equity compensation awards or other corporate purposes. The proposed amendment will allow the Company to accomplish these objectives without further stockholder approval. By approving the increase now, in advance of any specific need or plans, we will be able to act in a timely manner when such a need arises or when our Board believes it is in the best interests of the Company and our stockholders to take action, without the delay and expense that would be required at that time to obtain stockholder approval of such an increase as a special meeting of stockholders.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance upon the approval of the Board at such times, in such amounts, and upon such terms as the Board may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law regulatory agencies, Nasdaq or any other exchange or quotation service on which our Common Stock may then be listed.

In addition to the 65,821,742 shares of Common Stock outstanding on the record date of April 12, 2018, there were:

•	8,466,196 shares of our common stock issuable upon the exercise of stock options and under restricted stock units;
•	1,500 shares of our common stock issuable upon the exercise of common stock warrants;
•	5,811,511 shares of our common stock reserved for future issuance under our 2013 Equity Incentive Plan;
•	1,569,893 shares of our common stock reserved for future issuance under our 2013 Employee Stock Purchase Plan;
•	688,150 shares of our common stock reserved for future issuance under our Inducement Plan; and
•	Up to 1,000,000 shares of our common stock reserved for future issuance pursuant to the terms of a commercial supply agreement.

The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. Though the increase in authorized Common Stock could make more difficult or discourage attempts to obtain control of the Company, thereby having an implicit anti-takeover effect, neither our management nor the Board views this as an anti-takeover mechanism. The increase in authorized shares of Common Stock is not being proposed in response to any known threat to acquire control of the Company.

If the stockholders approve this proposal, we will file a Certificate of Amendment to our Amended and Restated Certificate of Incorporation to amend Article IV, Section A, in its entirety, to read as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 155,000,000 shares. 150,000,000 shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). 5,000,000 shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).”

Except for this paragraph, all of the remaining provisions in Article IV of the Amended and Restated Certificate of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as our Board determines to be necessary or advisable to effect this proposal.

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation.

If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests; consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

Highlights of our executive compensation program include:

•

Emphasis on Pay for Performance. Our Compensation Committee is focused on ensuring that a significant portion of the total compensation awarded to our named executive officers is aligned with the long-term performance of our Company, and for 2017, the percentage of target variable compensation awarded to these executives ranged from approximately 80% to 90% of total compensation. In addition to our performance-based annual cash incentive program, we have included performance stock units in the mix of equity awards granted to the named executive officers.

•

No Guaranteed Employment or Future Compensation Guarantees. Although we have signed offer letters with each of our named executive officers, all of these letters provide for “at will” employment, and none of these letters provide any guarantees relating to salary increases or the amounts of any annual incentive awards or long-term equity awards.

•

Double-Trigger Change of Control Benefits. We have entered into Executive Severance Benefits Agreements with our named executive officers that require a termination of employment in order to be eligible to receive severance benefits in connection with a change in control (commonly referred to as “double-trigger” change in control benefits).

•	No “Golden Parachute” Excise Tax Gross-Ups. We do not provide “golden parachute” excise tax gross-ups to any of our named executive officers.
•	No Pensions. We do not provide a defined benefit pension plan to any of our named executive officers.
•

Perquisites. We generally do not provide perquisites to our named executive officers, other than those of the type offered to other company employees, such as relocation benefits for certain new hires, and a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

•

Policy Against Hedging and Pledging. Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock and does not provide for exceptions from this rule.

•

Independent Compensation Consultant and Compensation Committee. Our Compensation Committee engages its own compensation consultant, which the Committee has determined to be independent of management pursuant to relevant SEC rules. Executive compensation decisions are made by our Compensation Committee, which is made up of three independent Board members, and by all of the independent Board members (upon recommendations made by the Compensation Committee), in the case of the Chief Executive Officer.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting. Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes the next scheduled say-on-pay vote will be at the 2019 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and December 31, 2016, by Ernst & Young LLP, the Company’s independent registered public accounting firm.

	Fiscal Year ended
	2017	2016
	(in thousands)
Audit Fees	$1,938	$1,563
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2	2
Total Fees	$1,940	$1,565

Audit Fees: Consists of fees associated with the annual audit of our consolidated financial statements, the reviews of our interim condensed consolidated financial statements, accounting and financial reporting consultations, and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

All Other Fees: Consists of fees paid to Ernst & Young LLP for access to an online research database.

We did not incur any other fees in 2017 and 2016. All fees described above were pre-approved by the Audit Committee.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If Ernst & Young LLP renders services other than audit services to the Company, the Audit Committee will determine whether the rendering of these services is compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information regarding our executive officers as of April 24, 2018. Biographical information for our Chief Executive Officer Mr. Lis is included above with the Director biographies under the caption “Class III Directors Continuing in Office Until the 2019 Annual Meeting.”

Name	Age	Position
William Lis	53	Chief Executive Officer and Director
John T. Curnutte, M.D., Ph.D.	66	Executive Vice President, Research and Development
Mardi C. Dier	54	Executive Vice President and Chief Financial Officer
Tao Fu	46	Executive Vice President, Chief Commercial and Business Officer
John H. Lawrence, M.D.	60	Senior Vice President, Chief Medical Officer
John B. Moriarty, J.D.	50	Executive Vice President and General Counsel

John T. Curnutte, M.D., Ph.D., has served as our Executive Vice President of Research and Development since February 2011. Since August 2017, Dr. Curnutte has served as a member of the board of directors of Pliant Therapeutics, Inc., a human therapeutics company. From May 2015 to June 2016, Dr. Curnutte served as a member of the Board of Directors of Diadexus, Inc., a medical diagnostics company. From April 2010 to January 2011, Dr. Curnutte served as an independent consultant. From May 2008 to March 2010, Dr. Curnutte served as the Chief Executive Officer of 3-V Biosciences, Inc., a biotechnology company. From September 2000 to May 2008, he served as President of Schering-Plough Biopharma, a biopharmaceutical subsidiary of Schering-Plough Corporation, and Senior Vice President of Discovery Research at Schering Plough Research Institute, a pharmaceutical and healthcare company. From August 1993 to September 2000, Dr. Curnutte held various senior management positions at Genentech, Inc. Dr. Curnutte was an adjunct clinical professor of pediatrics at the Stanford University School of Medicine and a member of the medical staff from 1993 to 2013. Dr. Curnutte holds an A.B. in Biochemistry and Molecular Biology from Harvard University and an M.D. and a Ph.D. in Biological Chemistry from Harvard Medical School.

Mardi C. Dier has served as our Executive Vice President and Chief Financial Officer since August 2006. From June 2003 to July 2006, Ms. Dier served as Vice President of Investor Relations at Chiron Corporation, a biopharmaceutical company. From 1994 to 2001, Ms. Dier served as a Director, Investment Banking at Prudential Securities, Inc., a securities firm. Ms. Dier previously was a supervising senior accountant at the audit department of KPMG LLP, an accounting firm, from 1986 to 1990. Since October 2017, Ms. Dier has served as a Director, and member of the audit committee, of Adamas Pharmaceuticals, Inc., a biopharmaceutical company. Ms. Dier holds a B.S. in Biology from Stanford University and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

Tao Fu has served as our Executive Vice President and Chief Commercial and Business Officer since June 2015. From January 2014 to June 2015, Mr. Fu served as Vice President and Head of Mergers and Acquisitions and Alliance Management at Bristol-Myers Squibb, a biopharmaceutical company. From March 2010 to January 2014, Mr. Fu served as Vice President, Business Development, Head of Mergers and Acquisitions at Janssen Pharmaceuticals, Inc., the pharmaceuticals group of Johnson & Johnson. From September 2006 to March 2010, he served as Vice President, Business Development at Janssen. From 2002 to 2006, Mr. Fu served as Vice President, Business Development at Scios Inc., a biopharmaceutical company (acquired by Johnson & Johnson). From 2001 to 2002, Mr. Fu served as a Consultant at McKinsey & Company, a management consulting firm. Mr. Fu previously was a Manager, Business Development at Becton, Dickinson and Company, a medical technology company, from 1997 to 2000. Mr. Fu serves on the Board of Directors of Zai Lab Limited, a biopharmaceutical company. Mr. Fu is also a chartered financial analyst. Mr. Fu completed his undergraduate studies at Tsinghua University, holds an M.S. in Biology from the University of Rochester and an M.B.A from the Owen Graduate School of Management at Vanderbilt University.

John H. (Jack) Lawrence, M.D., has served as our Senior Vice President and Chief Medical Officer since November 2017. From March 1999 to October 2017, Dr. Lawrence was with Bristol-Myers Squibb (BMS), a biopharmaceutical company, where he held positions of increasing responsibility in the company’s cardiovascular division, most recently Vice President and cardiovascular therapeutic area head with responsibility for global clinical development and regulatory activities of the Factor Xa inhibitor, apixaban. Dr. Lawrence holds an M.D. from the University of Virginia, and completed his cardiology fellowship training at The Johns Hopkins University School of Medicine, where he later served as an associate professor. Dr. Lawrence holds a B.S. in Biomedical Engineering from Brown University and an M.S. in Electrical Engineering from the Massachusetts Institute of Technology.

John B. Moriarty, J.D., has served as our Executive Vice President and General Counsel since March 2018. Mr. Moriarty served as Executive Vice President and General Counsel of Alexion Pharmaceuticals, Inc. from September 2014 to February 2018, and served as Senior Vice President and General Counsel of Alexion from December 2012 to September 2014. He has served on the board of trustees for the American Kidney Fund since 2015. From March 2010 to December 2012, Mr. Moriarty served as General Counsel and Chief Legal Officer at Elan Corporation plc, an Irish public limited company traded on the New York and Irish Stock Exchanges, and also served as a member of Elan’s Executive Management team. From December 2008 to March 2010, Mr. Moriarty served as Senior Vice President of Law, Litigation and Commercial Operations at Elan. From 2002 to 2008, Mr. Moriarty held various positions with Amgen, Inc., including Executive Director and Associate General Counsel, Global Commercial Operations - Amgen Oncology and Senior Counsel, Complex Litigation, Products Liability and Government Investigations. Between 1994 and 2002, Mr. Moriarty served in various capacities in private legal practice focused on healthcare and as a healthcare fraud prosecutor in the U.S. Attorney’s Office and the Virginia Attorney General’s Office. Mr. Moriarty holds a B.A., with distinction, from the University of Virginia and a J.D., cum laude, from the University of Georgia School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies and practices for our named executive officers, who are referred to in this CD&A and in the following tables as our “named executive officers.” Our named executive officers for 2017 were:

•	William Lis, our President and Chief Executive Officer;
•	John T. Curnutte, M.D., Ph.D., our Executive Vice President, Research and Development;
•	Mardi C. Dier, our Executive Vice President and Chief Financial Officer;
•	Tao Fu, our Executive Vice President, Chief Commercial and Business Officer; and
•	John H. Lawrence, M.D., Senior Vice President, Chief Medical Officer.

This CD&A should be read in conjunction with the compensation tables below, which provide a detailed view of compensation paid to our named executive officers in 2017.

Executive Summary

2017 Business Highlights

During 2017, we achieved several important milestones in our business and financial plans, including the following:

Development Milestones

•

Received approval from the U.S. Food and Drug Administration (FDA) of Bevyxxa® (betrixaban), the first and only anticoagulant for hospital and extended duration prevention of venous thromboembolism (VTE) in acutely ill medical patients.

•	Received FDA approval of our prior approval supplement for commercial launch of Bevyxxa.
•	Resubmission of our Biologics License Application (BLA) for AndexXa® (andexanet alfa) was accepted for review by the FDA.

•	Successfully completed our first commercial scale manufacturing campaign for AndexXa using our Gen 2 manufacturing process.
•	Presented interim Phase 2a safety and efficacy data for cerdulatinib at the International Congress of Malignant Lymphoma.
•	Presented new data on betrixaban, andexanet alfa and cerdulatinib at the 59th American Society of Hematology (ASH) Annual Meeting.

Financing Milestones

•	Signed a $150 million royalty agreement with HealthCare Royalty Partners for development and commercialization of andexanet alfa.
•	Closed a public offering of our common stock which raised $380.6 million, net of underwriting discounts and commissions.

Compensation Practices Reflecting Sound Corporate Governance

During 2017, we designed our executive compensation policies and practices to reflect sound corporate governance, including in the following ways:

•

Emphasis on Pay for Performance. Our Compensation Committee is focused on ensuring that a significant portion of the total compensation awarded to our named executive officers is aligned with the long-term performance of our Company, and for 2017, the percentage of target variable compensation for these executives ranged from approximately 80% to 90% of total compensation.  In addition to our performance-based annual cash incentive program, we have included performance stock units in the mix of equity awards granted to the named executive officers.

•

No Guaranteed Employment or Future Compensation Guarantees. Although we have signed offer letters with each of our named executive officers, all of these letters provide for “at will” employment, and none of these letters provides any guarantees relating to salary increases or the amounts of any annual incentive awards or long-term equity awards.

•

Double-Trigger Change of Control Benefits. We have entered into Executive Severance Benefits Agreements with our named executive officers that require a termination of employment in order to be eligible to receive severance benefits in connection with a change in control (commonly referred to as “double-trigger” change in control benefits).

•	No “Golden Parachute” Excise Tax Gross-Ups. We do not provide “golden parachute” excise tax gross-ups to any of our named executive officers.
•	No Pensions. We do not provide a defined benefit pension plan to any of our named executive officers.
•

Perquisites. We generally do not provide perquisites to our named executive officers, other than those of the type offered to other company employees, such as relocation benefits for certain new hires, and a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

•

Policy Against Hedging and Pledging. Our insider trading policy prohibits our executives from engaging in “hedging” or “pledging” transactions with respect to our common stock and does not provide for exceptions from this rule.

•

Independent Compensation Consultant and Compensation Committee. Our Compensation Committee engages its own compensation consultant, which the Committee has determined to be independent of management pursuant to relevant SEC rules.  Executive compensation decisions are made by our Compensation Committee, which is made up of three independent Board members.

•

Risk Analysis. We have completed a formal risk assessment process and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2017 Say on Pay Results – Overwhelming Support

We held a stockholder advisory vote on executive compensation in 2017, commonly referred to as a “say-on-pay vote,” which resulted in overwhelming approval by over 98% of our stockholders voting on the advisory proposal. We take the views of our stockholders seriously, and view this vote result as an indication that the principles of our executive compensation program are strongly supported by our stockholders.  As such, we have continued and strengthened the performance-based nature of our compensation program.  Our stockholders previously indicated in 2015 their approval of the Board and management recommendation that we solicit a say-on-pay vote on an annual basis.  Our Board of Directors has adopted a policy that is consistent with that preference and, accordingly, we are holding a say-on-pay vote at this annual meeting.  A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency will be in 2021.

Philosophy and Objectives of Our Executive Compensation Program

Our goal is to build an enduring biopharmaceutical company that significantly advances the fields of thrombosis (blood clots) and other hematologic diseases. This mission drives our compensation philosophy, and achieving this mission requires that we attract, motivate and retain a highly talented team of executives. Our culture is performance-driven, and variable compensation is an important feature of our overall compensation program.

Our executive compensation program is designed to align the compensation of our executive officers with business objectives which we believe will drive stockholder value, and to incentivize our executive officers to achieve these results. Our Compensation Committee believes that it is critical that our executive management team works together to achieve these goals, and as a result, our compensation philosophy also seeks to provide internal equity and promote cooperation among executives and across the company. In addition, because our headquarters is located in the San Francisco Bay Area, our executive compensation program must also be highly competitive not only with our pharmaceutical and biotechnology peers, but also with other sectors, especially technology, with which we compete for executive talent.

To achieve these objectives, our Compensation Committee has designed our executive compensation program to contain short- and long-term components, cash and equity, and fixed and variable payments, in proportions that it believes are the most appropriate to incentivize and reward our executive officers for achieving our business objectives.  By providing competitive compensation packages that will attract and retain talented executive officers, as well as highly-skilled employees at other levels, we believe that stockholder value will be enhanced over the long term.

Roles and Responsibilities in the Decision-Making Process

Role of the Compensation Committee. Our Compensation Committee operates pursuant to a charter, available on our website, which outlines its specific authority and responsibilities. The Compensation Committee oversees the compensation policies, plans and programs for all of our employees generally, and reviews and individually approves the compensation for our officers, including our executive officers.

In making its executive compensation determinations, the Compensation Committee receives input from its independent compensation consultant, as well as recommendations from management, although no member of management is present or participates in decisions regarding his or her own compensation.

As described below, for purposes of setting 2017 base salaries and bonus opportunities, our Compensation Committee received input, including competitive compensation data, from Radford (which is part of Aon Hewitt Company), an independent compensation consulting firm engaged by the Compensation Committee.

Role of the Compensation Committee’s Independent Consultant.  In late 2013, our Compensation Committee selected Radford as its compensation consultant, based on Radford’s status as a leading provider of compensation intelligence and consulting services to companies in the life sciences and technology sectors.

For 2017, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

•	updating the list of peer companies we use to assess executive compensation;
•	assessing the competitiveness of our executive compensation program against our peer companies as to salary, incentives, and equity; and
•

advising the Compensation Committee with respect to non-employee director pay as well as equity program review and terms and conditions for the performance-based awards granted to our named executive officers.

In addition, we participated in the Radford compensation survey, which is used to support decisions around executive pay, and Radford also assisted us with the valuation of the performance stock units discussed in more detail below.  Total Radford fees, including the survey and valuation services, represent less than one percent of Radford’s total revenue.  The Compensation Committee has analyzed whether the work of Radford as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC guidelines.  Based on its analysis, the Compensation Committee determined that Radford's work does not create any conflict of interest pursuant to the SEC rules and Nasdaq listing standards.

Role of Management. Members of our management, including our Chief Executive Officer, Chief Financial Officer and human resources professionals, assist the Compensation Committee by providing market data and information on corporate and individual performance as well as recommendations on financial metrics and targets to be used under our incentive compensation programs. In addition, our Chief Executive Officer generally makes recommendations to the Committee regarding the compensation of the other executive officers. While our Compensation Committee solicits the recommendations of our Chief Executive Officer, the Committee uses these recommendations as only one factor in making compensation decisions, together with the market data and analyses provided by Radford and other information. No named executive officer participates in portions of any meetings during which decisions are made regarding his or her own compensation.

Peer Companies and Use of Market Data. We compare our executive officer compensation programs to those of a group of peer companies. In late 2016, based on recommendations from Radford, the Committee selected a group of companies to use for comparison purposes with respect to our executive compensation programs for 2017. These companies were generally selected from among publicly-traded pharmaceutical companies in hub biotechnology markets with between 75 and 500 employees, in both late-stage pre-commercial companies and early-stage commercial companies, and with market capitalizations between $400 million and $4 billion. The table below lists the companies that the Compensation Committee selected to be our peer group companies for 2017. As compared with our 2016 peer group, Acceleron Pharma, Celldex Therapeutics, Chimerix, and Relypsa were removed, due to not meeting one of the parameters above or due to having been acquired, while Dermira, FibroGen, Merrimack Pharmaceuticals and Prothena Corporation plc were added to the 2017 peer group.

ACADIA Pharmaceuticals	Juno Therapeutics
Agios Pharmaceuticals	Kite Pharma
Alder BioPharmaceuticals	Merrimack Pharmaceuticals
Amicus Therapeutics	Neurocrine Biosciences
bluebird bio	Novavax
Cempra	OncoMed Pharmaceuticals
Clovis Oncology	Ophthotech
Dermira	Prothena Corporation plc
Enanta Pharmaceuticals	PTC Therapeutics
Epizyme	Puma Biotechnology
FibroGen	TESARO
Intercept Pharmaceuticals	Ultragenyx Pharmaceutical

Our Compensation Committee finds comparative data from our peer group to be a useful reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our Compensation Committee uses a range of peer group data for each position, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Elements and Analysis of Named Executive Officer Compensation

The compensation program for our named executive officers consists of the following elements, each of which serves a different function, as described in more detail below:

•	base salary;
•	annual cash incentive compensation; and
•	long-term equity incentive awards.

Our named executive officers are also eligible to receive severance and change in control-related benefits in certain qualifying instances, as discussed in more detail below, and to participate in the employee benefit programs that we make available to our other salaried employees, including medical, dental and vision care coverage, life and disability insurance, flexible spending accounts, employee stock purchase plan, and a 401(k) plan. Participation for our named executive officers in these employee benefit programs is on the same terms and conditions as they are made available to our other salaried employees. We do not provide any defined benefit pension or retirement plan to our employees.

Base Salary. We provide base salaries to our named executive officers to compensate them for services rendered on a day-to-day basis. Base salaries are typically set based on level and responsibilities, as well as experience, skill and competitive market conditions. Historically, we have not applied specific formulas to determine changes in base salary. Rather, the base salaries of our named executive officers (other than our Chief Executive Officer) have been reviewed on an annual basis by our Chief Executive Officer and our Compensation Committee based on their experience with respect to setting salary levels, supplemented by market data and assessments of the performance of the named executive officers, as well as in light of available budgets. The base salary of our Chief Executive Officer is reviewed by our Compensation Committee annually.

In January 2017, our Compensation Committee approved salary increases for our named executive officers for 2017. The salary increases for our Chief Executive Officer and other named executive officers were generally consistent with the level of merit increases provided to other company officers. Mr. Lis’ base salary was increased from $530,000 to $550,000; Dr. Curnutte’s base salary was increased from $430,504 to $445,571; Ms. Dier’s base salary was increased from $412,775 to $427,222; and Mr. Fu’s base salary was increased from $397,891 to $411,817. As Dr. Lawrence commenced service in November 2017, the Committee did not increase his base salary.

Annual Cash Incentive Compensation. Our named executive officers are eligible to receive annual cash incentive awards, with the target bonus opportunity determined as a percentage of their base salary. We established this program in order to incentivize our executives to achieve short-term financial and business objectives, and to ensure that our pay program remains competitive with that of our peers, thus facilitating our ability to attract, motivate and retain the talent needed to drive stockholder value. In addition, it provides a significant element of variable compensation, which reflects our “pay for performance” culture. 2017 Annual Cash Incentives were paid in 2018 based on 2017 performance.

For 2017, the Compensation Committee set the target bonus opportunity for our Chief Executive Officer at 70% of his base salary, and at 45% of base salary for our Executive Vice President named executive officers, and at 40% for our Senior Vice President named executive officer. In December 2016, our Board approved our 2017 operating plan, which included corporate goals and objectives that our Compensation Committee then used to design our annual incentive compensation program for 2017. Under this program, the Compensation Committee established goals for our named executive officers related to achievement of certain milestones in product development and manufacturing, including initiation and expansion of certain patient studies, as well as certain financial and business development goals. The Compensation Committee then set targets to be achieved for each of these goals. Targets were primarily set at levels intended to be challenging but attainable, although in some cases the targets were set at “stretch” levels, with the probability of achievement expected to be low.

Following the close of 2017, the Compensation Committee reviewed the performance of the named executive officers against the operational and financial goals set at the beginning of the year, and determined that the named executive officers had achieved the percentage of the established goals set forth in the chart below with respect to such named executive officer. The ability to earn the target bonus was primarily attributed to the FDA approval of Bevyxxa and over achievement of our financing milestone. The Compensation Committee then obtained the support of the independent members of our Board that the Compensation Committee’s approval of bonuses for 2017 performance be paid to our named executive officers based on these results.

The chart below summarizes the total amount of incentive compensation awarded to our named executive officers for 2017 performance, relative to the target award opportunity established for each executive at the beginning of the year.

Name	Target 2017 Annual Incentive Compensation ($)	Percentage of Achievement on 2017 Goals	Annual Incentive Compensation Paid for 2017 Performance ($)
William Lis	385,000	120%	462,000
John T. Curnutte, M.D., Ph.D.	200,507	120%	240,608
Mardi C. Dier	192,250	120%	230,700
Tao Fu	185,318	120%	222,381
John H. Lawrence, M.D.	26,278	120%	31,533

In addition, the Compensation Committee approved additional discretionary bonuses of $30,000 to Dr. Curnutte for development and manufacturing-related activities and $44,300 to Ms. Dier for successful financing activities.

Dr. Lawrence, who commenced employment with us in November 2017, received a bonus with respect to 2017 performance of $31,533. This bonus was paid in accordance with the terms of Dr. Lawrence’s offer letter and was determined based on a pro rata basis based on the Company’s achievement of the performance goals under the executive cash incentive program.

Long-Term Equity Incentive Compensation. We have established a long-term equity incentive program to align the interests of our executives with those of our stockholders and to incentivize our executives to achieve long-term corporate objectives. In addition, our Compensation Committee believes that a competitive long-term incentive program is a critical tool in attracting, motivating and retaining the talent needed to achieve our strategic objectives and grow stockholder value. Our Compensation Committee also considers the vesting conditions on these awards to serve an important retention function for our named executive officers.

Equity grants for 2017 were made by the Board to our named executive officers in early 2017, and the terms of these awards, including vesting schedules, are described in more detail in the table entitled “Grants of Plan-Based Awards.”

•

Stock Options.  For 2017, we continued to grant a portion of equity awards to our named executive officers as stock options, as shown in more detail in the chart below. The number of stock options awarded to each named executive officer was determined based on the Compensation Committee’s assessment of a number of factors, including the role and responsibility of the named executive officer, external market data, and the expected contribution of the executive to future results. The Compensation Committee also takes into account the value of the named executive officer’s equity holdings and previously-granted equity awards in determining these awards, but does not directly increase or decrease future awards based on these other holdings.

•

Restricted Stock Units.  For 2017, we continued to grant a portion of equity awards to our named executive officers as time-vested restricted stock units, as shown in more detail in the chart below. Our Compensation Committee views restricted stock unit awards as an important retention tool, as they are subject to vesting over a three year period, subject to continuous service with us, and provide a more reliable return when our stock experiences volatility than stock options.

•	Performance Stock Units. For 2017, we also granted corporate performance-based restricted stock units to our named executive officers, as shown in more detail in the chart below:

Name	Number of Shares Subject to Stock Option	Number of Shares Subject to Restricted Stock Unit Award	Number of Shares Subject to Performance Stock Unit Award
William Lis	137,500	34,375	34,375
John T. Curnutte, M.D., Ph.D.	50,000	12,500	12,500
Mardi C. Dier	62,500	15,625	15,625
Tao Fu	62,500	15,625	15,625
John H. Lawrence, M.D.	125,000	5,000	—

Half of the performance stock units were to vest upon the date of the Compensation Committee’s certification (the “Certification Date”) of regulatory approval of andexanet alfa in either the United States or European Union (the “Andexanet Regulatory Approval”) if received in 2017, with the remaining 50% to vest on the first anniversary of the Certification Date.  If such Andexanet Regulatory Approval was not received in 2017, then instead 37.5% of the units will become vested upon the Certification Date if Andexanet Regulatory Approval is received in 2018, with the remaining 37.5% to vest on the first anniversary of the Certification Date.  If Andexanet Regulatory Approval does not occur prior to the end of 2018, none of the units will vest and will be forfeited.  Because Andexanet Regulatory Approval did not occur in 2017, only 75% of the total number of units above continue to be eligible to vest and 25% of the total number of units were forfeited.  This vesting criteria and the subsequent partial forfeiture continue to demonstrate that we take seriously the principal of pay for performance, and that we align the interests of our executives with those of our stockholders.

Recent Executive Compensation Actions

In January 2018, our Compensation Committee approved salary increases and equity awards to our named executive officers for 2018. The salary increase for our Chief Executive Officer was made to ensure better alignment with market data, and the salary increases for the other named executive officers were generally consistent with the level of merit increases provided to other company officers.  In determining the size and type of equity awards to grant, our Compensation Committee considered evolving market practices, as well as the additional retentive value provided by restricted stock units and performance stock units. The actions of our Compensation Committee and Board with respect to setting elements of our 2018 executive compensation are summarized below:

Name	2018 Base Salary ($)	Number of Shares Subject to Stock Option	Number of Shares Subject to Restricted Stock Unit Award	Number of Shares Subject to Performance Stock Unit Award
William Lis	592,350	100,000	25,000	25,000
John T. Curnutte, M.D., Ph.D.	461,166	35,000	8,750	8,750
Mardi C. Dier	460,000	42,500	10,625	10,625
Tao Fu	426,231	35,000	8,750	8,750
John H. Lawrence, M.D.	432,299	27,500	6,875	6,875

For 2018, as shown in the table above, we continued to grant a mix of stock options, restricted stock units and performance stock units to our named executive officers. The stock options will vest on a monthly basis over a period of 48 months, subject to continuous service. The restricted stock units are subject to vesting over a three year period, subject to continuous service.

Forty percent of the performance stock units may be earned if pre-determined goals related to the andexanet alfa manufacturing process are achieved (the “Manufacturing Milestone”).  If this portion of the performance stock unit award is earned, then 50% of the earned award will be released upon the Compensation Committee’s certification that the Manufacturing Milestone was met.  The remaining 50% of those earned units will be released on the one-year anniversary of Compensation Committee’s certification, subject to continuous service. If the Manufacturing Milestone is not met, then none of this portion of the performance stock units will be earned.

Up to 60% of the performance stock units may be earned based on the achievement of the Company’s pre-determined financial targets (the “Financial Milestone”). Between 50% and 100% of this portion of the performance stock unit award may be earned based on a tiered scale, determined by the amount of net revenue achieved. If any portion of the performance stock units based on the Financial Milestone are earned, then 50% of the earned units will be released upon the Compensation Committee’s certification that the performance goal was met and the level of such achievement.  The remaining 50% of those earned units will be released on the one-year anniversary of Compensation Committee’s certification, subject to continuous service. If the lowest level of the Financial Milestone is not met, then none of this portion of the performance stock units will be earned.

Employee Benefits and Perquisites

Broad-Based Employee Benefits. Our named executive officers are eligible to participate in the same employee benefit plans and programs generally available to our other U.S. salaried employees, including medical, dental and vision care coverage, life and disability insurance, flexible spending accounts, employee stock purchase plan, and a 401(k) plan. Under the 401(k) plan, we provide a matching contribution of up to 50% of the participating employee’s contribution, which is limited to 6% of such employee’s annual compensation, as defined in the plan, subject to IRS limits. We offer these benefits because they are consistent with those provided by our peer companies, and we believe that offering them is necessary to attract and retain high quality employees.

Perquisites. We did not provide perquisites to our named executive officers in 2017, other than a payment to Dr. Curnutte in lieu of his participation in our medical benefits program, as set forth in the Summary Compensation Table.

Severance Benefits

In May 2014, our Compensation Committee recommended, and our Board approved, a severance policy to apply to all of our executives in the case of a termination without cause (as defined in our 2013 Equity Incentive Plan). Under the policy, and subject to execution and non-revocation of a waiver and release of claims in favor of the Company by the executive, Mr. Lis would be eligible to receive 15 months of pay, Dr. Curnutte, Ms. Dier and Mr. Fu would be eligible to receive 12 months of pay, and Dr. Lawrence would be eligible to receive six months of pay. In addition, each named executive officer would be eligible for benefit continuation until the earlier of (i) 15 months after termination of employment for Mr. Lis, 12 months after termination for Dr. Curnutte, Ms. Dier and Mr. Fu, and six months after termination for Dr. Lawrence, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage. In approving this policy, our Compensation Committee and our Board considered market and peer company data and determined that such a policy was consistent with those of our peer companies, and in addition, would enhance the stability and retention of our executive team.

Benefits in the Event of a Change in Control

We have entered into an Executive Severance Benefits Agreement with each of our named executive officers. These agreements provide that, upon an involuntary termination of the executive, or a termination by the executive for good reason that occurs during the period three months before and 12 months following a change in control of the Company (called a “Covered Termination Following a Change in Control”), each executive will be eligible to receive continued payment of salary and provision of certain benefits for a specified period of time. Our Compensation Committee and our Board consider these agreements to provide valuable benefits to the company, by encouraging focus, stability and retention within our executive team during potentially disruptive corporate transactions.

Subject to the executive’s execution and nonrevocation of a waiver and release of claims in favor of the Company, the following payments and benefits would be made upon a Covered Termination Following a Change in Control:

•

a cash amount equal to one twelfth of the aggregate amount of such executive officer’s annual base salary and prorated bonus multiplied by 18 for Mr. Lis and 15 for Dr. Curnutte, Ms. Dier, Mr. Fu and Dr. Lawrence, which will be paid over 18 or 15 months immediately following the termination date, respectively; and

•

health insurance premiums under our group health insurance plans as provided under COBRA, until the earlier of (i) 18 months after termination of employment for Mr. Lis and 15 months for Dr. Curnutte, Ms. Dier, Mr. Fu and Dr. Lawrence, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer, and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

In addition, in the event of a Covered Termination Following a Change in Control, all outstanding options will be accelerated in full, and vesting will also accelerate for any stock or stock unit award.

For purposes of these agreements, the term “change in control” means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach  by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Employment Agreements

We signed offer letters with each of the executive officers in connection with his or her employment with us. With the oversight and approval of our Board, each of these offer letters was negotiated on our behalf by our Chief Executive Officer, with the exception of his own offer letter. These letters provided for “at will” employment and set forth the initial terms and conditions of employment of each named executive officer, including initial base salary, target annual bonus opportunity, standard employee benefit plan participation, initial equity grant and vesting provisions with respect to the initial equity grant. These offer letters were each accompanied by our standard confidential information and invention assignment agreement.

Other Executive Compensation Policies

Policy Against Hedging and Pledging. We maintain an Insider Trading and Trading Window Policy that, among other things, prohibits our officers, including our named executive officers, directors and employees from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.  The policy does not provide for exceptions from these rules.

Equity Grant Timing. Our long-term equity incentive awards are granted from our 2013 Equity Incentive Plan or our Inducement Plan. We generally grant stock options to newly hired employees shortly after the employee’s start date, and subject to prior approval of the Compensation Committee or our Equity Award Grant Committee, as appropriate. We generally grant merit-based equity grants on an annual basis in the first quarter of each year at a meeting of our Compensation Committee. We do not time the granting of equity awards to coordinate with the release of material non-public information.

Tax Treatment of Compensation. Section 162(m) of the Code places a limit of $1 million on the amount of compensation deductible by a company in any one year with respect to compensation paid to certain of its officers, called covered employees. Compensation that qualifies as “performance-based compensation” under Section 162(m) of the Code has generally been exempt from this limitation. However, in connection with the U.S. Tax Cuts and Jobs Act enacted to December 2017, the exemption from the deduction limit under Section 162(m) of the Code for “performance-based compensation” has been repealed, such that compensation paid to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Due to ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, it is currently uncertain which items of compensation will and will not satisfy the exemption from Section 162(m) of the Code. The Company will continue to review related guidance from the Internal Revenue Service as it becomes available. To maintain flexibility in compensating our executive officers in a manner that promotes varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Considerations. The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

Compensation Recovery or Clawback Policy. As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Risk Analysis of Our Compensation Plans. Our management assesses and discusses with our Compensation Committee our compensation policies and practices for our employees as they relate to our risk management. Based on this assessment, as well as Radford’s holistic review of all company compensation programs, we do not believe that any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on us in the future.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee hereby recommends that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John H. Johnson, Chairman
Dennis M. Fenton, Ph.D.
Hollings C. Renton

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Portola Pharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows compensation awarded to or paid to, or earned by, our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for the fiscal years ended December 31, 2017, 2016 and 2015, and as of December 31, 2017. We refer to these executive officers in this proxy statement as our named executive officers.

SUMMARY COMPENSATION TABLE FOR FISCAL 2017

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
William Lis	2017	550,000	—		1,755,875	2,109,828	462,000	8,100	(3)	4,885,803
Chief Executive Officer	2016	530,000	—		2,834,213	3,327,192	185,500	7,950	(9)	6,884,855
	2015	500,000	—		2,356,250	2,321,917	315,000	7,950	(9)	5,501,117

John T. Curnutte, M.D., Ph.D.,	2017	417,723	30,000	(5)	638,500	767,210	240,608	39,013	(4)	2,133,054
Executive Vice President,	2016	430,504	—		818,300	959,567	96,863	37,170	(9)	2,342,404
Research and Development	2015	419,500	21,057		1,066,675	821,601	168,458	32,065	(9)	2,529,356

Mardi C. Dier	2017	427,222	44,300	(6)	798,125	959,013	230,700	8,100	(3)	2,467,460
Executive Vice President,	2016	412,775	80,000		1,307,075	1,533,984	92,874	7,950	(9)	3,434,658
Chief Financial Officer	2015	390,710	19,997		1,126,115	1,000,210	159,975	7,950	(9)	2,704,957

Tao Fu	2017	411,817	—		798,125	959,013	222,381	8,100	(3)	2,399,436
Executive Vice President,	2016	397,891	80,000		972,175	1,141,784	89,525	7,950	(9)	2,689,325
Chief Commercial and Business Officer(7)	2015	213,513	—		1,040,725	3,674,678	87,625	169,702	(9)	5,186,243

John H. Lawrence, M.D.,	2017	66,980	—		253,750	3,726,525	31,533	1,000	(3)	4,079,788
Senior Vice President,
Chief Medical Officer(8)

(1)

These amounts reflect the aggregate grant date fair value of each option award and stock award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	This amount represents a cash bonus based on the achievement of 2017 performance goals.
(3)	Consists of the Company match contributed to each named executive officer’s 401(k) plan.
(4)	Consists of the Company match contributed to Dr. Curnutte’s 401(k) plan and $30,913 paid to Dr. Curnutte in lieu of his participation in our medical benefits program.
(5)	This amount represents an additional discretionary bonus approved by the Board for development and manufacturing-related activities.
(6)	This amount represents an additional discretionary bonus approved by the Board for successful financing activities.
(7)	Mr. Fu commenced employment with the Company in June 2015.
(8)	Dr. Lawrence commenced employment with the Company in November 2017.
(9)	Amounts were adjusted to reflect the maximum 401(k) employer matching portion.

Grants of Plan-Based Awards

The following table shows certain information regarding grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2017:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	All Other Stock Awards: Number of Units of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
William Lis	1/30/17	385,000	—		137,500	(2)	25.54	2,109,828
	1/30/17	—	34,375	(3)	—		—	877,938
	1/30/17	—	34,375	(4)	—		—	877,938
John T. Curnutte, M.D., Ph.D.	1/30/17	200,507	—		50,000	(2)	25.54	767,210
	1/30/17	—	12,500	(3)	—		—	319,250
	1/30/17	—	12,500	(4)	—		—	319,250
Mardi C. Dier	1/30/17	192,250	—		62,500	(2)	25.54	959,013
	1/30/17	—	15,625	(3)	—		—	399,063
	1/30/17	—	15,625	(4)	—		—	399,063
Tao Fu	1/30/17	185,318	—		62,500	(2)	25.54	959,013
	1/30/17	—	15,625	(3)	—		—	399,063
	1/30/17	—	15,625	(4)	—		—	399,063
John H. Lawrence, M.D.	11/30/17	26,278	—		125,000	(6)	50.75	3,726,525
	11/30/17	—	5,000	(5)	—		—	253,750

(1)

The target incentive plan amounts represent the payouts that would have occurred based on the 100% achievement of 2017 performance goals. No minimum threshold amount or maximum amount beyond the target amount was established. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.” Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The options have a four-year vesting period, vesting ratably monthly for 48 months.
(3)

Time-based vesting restricted stock units were granted pursuant to the 2013 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/3rd of the shares in equal annual installments over three years commencing on March 1, 2017. Vesting is contingent upon continuous service.

(4)

Performance-based restricted stock units were granted pursuant to the 2013 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in the “Long-Term Equity Incentive Compensation” subsection of the Compensation Discussion and Analysis above. The number of shares reflects 100% of the shares that are eligible for vesting, assuming the full achievement of the performance goal.

(5)

Time-based vesting restricted stock units were granted pursuant to the 2017 Inducement Plan. The right to receive the shares underlying the unit grant vest as to 1/3rd of the shares in equal annual installments over three years with the first vesting occurring on March 1, 2019. Vesting is contingent upon continuous service.

(6)

The options granted pursuant to the 2017 Inducement Plan have a four-year vesting period, with one quarter vesting on the one year anniversary of commencement of employment and three quarters vesting ratably monthly for 36 months.

(7)	The valuation assumptions used in determining such amounts are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have signed offer letters with each of our named executive officers in connection with his or her employment with us. With the oversight and approval of our Board, each of these offer letters was negotiated on our behalf by our Chief Executive Officer, William Lis, with the exception of his own offer letter. These offer letters each provided for “at will” employment and set forth the initial terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, and initial equity awards. Commencement of employment by each named executive officer was also subject to execution of our standard confidential information and invention assignment agreement.

Non-Equity Incentive Plan Compensation

Non-equity incentive plan compensation consists of cash bonuses paid to our named executive officers in 2018 based on the achievement of performance goals during 2017. Whether a named executive officer earns his or her target bonus, or any portion thereof, is determined by the Board, in its sole discretion, based upon its assessment of performance against the performance goals for the applicable calendar year. These cash bonuses are generally paid within the first quarter of the calendar year based on the prior year’s performance.

CEO Pay Ratio

We are required by SEC rules adopted under the Dodd-Frank Act to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.  During fiscal 2017, the principal executive officer of Portola was our Chief Executive Officer, Mr. Lis.  For 2017, the combined annual total compensation for Mr. Lis was $4,885,803 and for our median employee was $389,907, resulting in a pay ratio of approximately 12.5:1. We believe our compensation philosophy and process yield market competitive compensation for each of our employees.  In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (a) base salary as of October 1, 2017, (b) the target bonus for 2017, (c) the accounting value of any equity awards granted during 2017, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Lis, whether employed on a full-time, part-time, or seasonal basis.

Executive Severance Benefits Agreements

We have entered into an Executive Severance Benefits Agreement with each of Mr. Lis, Dr. Curnutte, Ms. Dier, Mr. Fu and Dr. Lawrence that contain severance provisions providing for continued payment of salary, pro-rata bonus payments, and provision of certain benefits for a specified period of time in connection with their termination of employment under various circumstances, including involuntary termination by us or termination by the employee for good reason.

The actual amounts that would be paid or distributed to an eligible executive officer as a result of a termination of employment occurring in the future may be different than those described below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the executive officer’s base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a termination of employment under particular circumstances, we may mutually agree with the executive officers to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each executive officer is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Severance Payments

To receive any of the severance benefits under these agreements, the executive officer would be required to execute a release of claims against us and comply with further cooperation, and confidentiality provisions.

In the event of either (i) a termination for reasons other than “cause” and other than as a result of death or disability, provided such termination of employment also constitutes a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), which termination we refer to as a Covered Termination, or (ii) a termination without “cause” by us or an executive officer’s resignation for “good reason” at any time during the period that is within three months prior to or 12 months following a “change in control” of Portola, which termination we refer to as a Covered Termination Following a Change in Control, such executive officer is eligible to receive the following payments and benefits:

•

a cash amount equal to the product of such executive officer’s annual base salary and the number of months in the applicable severance period under the agreement (such periods ranging from 6 to 18 months, or the Applicable Severance Period), such executive officer’s annual pro-rata bonus multiplied by the number of months in the Applicable Severance Period, each of which shall be paid over the Applicable Severance Period following the termination date; and

•

health insurance premiums under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earlier of (i) the end of the Applicable Severance Period, (ii) such time as the executive officer is eligible for health insurance coverage with a subsequent employer and (iii) such time as the executive officer is no longer eligible for COBRA coverage.

Acceleration of Equity Awards

In the event of a Covered Termination Following a Change in Control, the vesting and exercisability of all outstanding options to purchase our common stock, restricted stock units, and performance stock units (or stock appreciation rights or other rights with respect to stock of the Company, including restricted stock units and performance stock units, issued pursuant to any equity incentive plan of the Company) held by an eligible executive officer will be accelerated in full.

For purposes of these agreements, the term “change in control” (“CIC”) means the occurrence of any of the following: (i) any natural person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, becoming the owner of more than 50% of the combined outstanding voting power of Portola; (ii) the consummation of a merger, consolidation or similar transaction involving us that results in our stockholders immediately prior to such transaction not owning more than 50% of the combined outstanding voting power of the surviving entity or the parent of such surviving entity; (iii) approval by our stockholders or our Board of a plan of complete dissolution or liquidation of Portola, or a complete dissolution or liquidation of Portola; or (iv) the consummation of a sale, lease, license or other disposition of all or substantially all of our assets, with certain exceptions.

For purposes of these agreements, the term “cause” means any of the following: (i) the executive officer’s willful and material failure to perform duties or follow lawful and reasonable directions following written notice of such failure from our Board; (ii) conviction of a felony or a crime involving moral turpitude or dishonesty; (iii) willful engagement in gross misconduct that is materially and demonstrably injurious to us or (iv) material breach of such executive officer’s confidentiality agreement by the executive officer.

For purposes of these agreements, the term “good reason” means any of the following: subject to certain exceptions, (i) a decrease in the executive officer’s total target compensation of more than 10% which both we and the executive officer acknowledge as a diminution in such person’s base compensation and a material breach by us of such executive officer’s employment agreement with us; (ii) a material diminution of position, duties and responsibilities; (iii) an increase in the executive officer’s round-trip driving distance of more than 50 miles from such person’s principal personal residence to the principal business location or (iv) our failure to obtain a satisfactory agreement from any successor to assume and agree to perform under the material terms of the change in control severance benefits agreement.

Before an executive officer may terminate employment for “good reason,” the executive officer must notify us in writing, we must fail to remedy or cure the alleged “good reason” and the executive officer must then terminate employment, all within prescribed time periods.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs on December 31, 2017.

The amounts in the following table assume that the named executive officers terminated employment effective December 31, 2017 pursuant to the indicated events; the closing price of our common stock on that date was $48.68. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation. The amounts in the following table do not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2017, such as vested stock options, or amounts the named executive officers were eligible to receive under our annual bonus plan with respect to fiscal 2017 performance which was paid in fiscal 2018.

Name	Event	Cash Severance ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)
William Lis	Voluntary/For Cause Termination	—	—	—	—
	Not for Cause Termination	687,500	53,325	—	740,825
	CIC Termination	1,402,500	63,990	13,485,548	14,952,038

John T. Curnutte,	Voluntary/For Cause Termination	—	—	—	—
M.D., Ph.D.	Not for Cause Termination	445,571	42,660	—	488,231
	CIC Termination	807,597	53,325	5,091,792	5,952,714

Mardi C. Dier	Voluntary/For Cause Termination	—	—	—	—
	Not for Cause Termination	427,222	42,660	—	469,882
	CIC Termination	774,340	53,325	6,267,746	7,095,411

Tao Fu	Voluntary/For Cause Termination	—	—	—	—
	Not for Cause Termination	411,817	42,660	—	454,477
	CIC Termination	746,418	53,325	5,207,128	6,006,871

John H. Lawrence	Voluntary/For Cause Termination	—	—	—	—
M.D.	Not for Cause Termination	215,000	21,330	—	236,330
	CIC Termination	752,500	53,325	243,400	1,049,225

(1)

COBRA rate is estimated to be $3,555 per month for each named executive officer.  Continuing coverage is available to Mr. Lis for up to 15 months under a not for cause termination, and up to 18 months under a Covered Termination following a Change in Control; for Dr. Curnutte, Ms. Dier and Mr. Fu, up to 12 months under a not for cause termination, and up to 15 months under a Covered Termination following a Change in Control; and for Dr. Lawrence, up to six months under a not for cause termination, and up to 15 months under a Covered Termination following a Change in Control.

(2)

Pursuant to our Executive Severance Benefits Agreements, the vesting of all stock awards, including restricted stock units and performance stock units, and the vesting and exercisability of all outstanding options to purchase our common stock held by an eligible executive officer will be accelerated in full in the event of a Covered Termination Following a Change in Control. The dollar amounts in this column represents (i) the difference in the closing price of our common stock on December 31, 2017 ($48.68) with respect to the outstanding unvested and unexercisable option shares as of December 31, 2017, minus the exercise price of the outstanding unvested and unexercisable option shares, plus (ii) the closing price of our common stock on December 31, 2017 ($48.68) multiplied by the number of accelerated restricted stock units and performance stock units.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table shows certain information regarding outstanding equity awards for the named executive officers at December 31, 2017.

		Option Awards							Stock Awards
												Equity		Equity
												Incentive		Incentive
												Plan		Plan
					Equity							Awards:		Awards:
					Incentive							Number of		Market or
					Plan				Number			Unearned		Payout value
					Awards:				of Units		Market	Shares,		of Unearned
					Number of				of Stock		Value of	Units or		Shares,
		Number of Securities			Securities				that		Units of	Other		Units or
		Underlying Unexercised			Underlying		Option	Option	have not		Stock that	Rights that		Other Rights
		Options (#)			Exercisable		Exercise	Expiration	vested		have not	have not		that have not
Name	Grant Date	Exercisable		Unexercisable	Options (#)		Price ($)	Date	(#)		vested ($)	vested (#)		vested ($)
William Lis	2/25/2009	1,593		—	—		5.10	2/25/2019	—		—	—		—
	6/9/2009	1,956		—	—		5.10	6/9/2019	—		—	—		—
	2/24/2010	11,111		—	—		9.00	2/24/2020	—		—	—		—
	2/24/2010	28,888		—	—		9.00	2/24/2020	—		—	—		—
	7/14/2010	101,820		—	—		9.00	7/14/2020	—		—	—		—
	3/23/2011	11,764		—	—		8.50	3/23/2021	—		—	—		—
	3/23/2011	2,070		—	—		8.50	3/23/2021	—		—	—		—
	2/27/2013	10,204		—	—		9.80	2/27/2023	—		—	—		—
	2/27/2013	69,796		—	—		9.80	2/27/2023	—		—	—		—
	3/26/2014	127,291	(1)	2,709	—		25.08	3/26/2024	—		—	—		—
	1/27/2015	94,791	(1)	35,209	—		29.72	1/27/2025	9,166	(5)	446,201	70,000	(9)	3,407,600
	1/27/2016	53,906	(1)	58,594	—		33.49	1/27/2026	18,750	(5)	912,750	—		—
	5/1/2016	—		—	53,334	(4)	23.76	5/1/2026	26,666	(6)	1,298,101	—		—
	1/30/2017	31,510	(1)	105,990	—		25.54	1/30/2027	34,375	(5)	1,673,375	34,375	(10)	1,673,375

John T. Curnutte, M.D., Ph.D.	3/23/2011	5,049		—	—		8.50	3/23/2021	—		—	—		—
	3/23/2011	1,918		—	—		8.50	3/23/2021	—		—	—		—
	3/8/2012	15,714		—	—		7.00	3/8/2022	—		—	—		—
	12/13/2012	24,148		—	—		9.50	12/13/2022	—		—	—		—
	3/26/2014	73,437	(1)	1,563	—		25.08	3/26/2024	—		—	—		—
	1/27/2015	33,541	(1)	12,459	—		29.72	1/27/2025	3,333	(5)	162,250	35,000	(9)	1,703,800
	1/27/2016	19,166	(1)	20,834	—		33.49	1/27/2026	6,666	(5)	324,501	—		—
	5/1/2016	—		—	8,334	(4)	23.76	5/1/2026	4,166	(6)	202,801	—		—
	1/30/2017	11,458	(1)	38,542	—		25.54	1/30/2027	12,500	(5)	608,500	12,500	(10)	608,500

		Option Awards								Stock Awards
													Equity		Equity
													Incentive		Incentive
													Plan		Plan
						Equity							Awards:		Awards:
						Incentive							Number of		Market or
						Plan				Number			Unearned		Payout value
						Awards:				of Units		Market	Shares,		of Unearned
						Number of				of Stock		Value of	Units or		Shares,
		Number of Securities				Securities				that		Units of	Other		Units or
		Underlying Unexercised				Underlying		Option	Option	have not		Stock that	Rights that		Other Rights
		Options (#)				Exercisable		Exercise	Expiration	vested		have not	have not		that have not
Name	Grant Date	Exercisable		Unexercisable		Options (#)		Price ($)	Date	(#)		vested ($)	vested (#)		vested ($)
Mardi C. Dier	11/6/2013	14,063		—		—		22.06	11/6/2023	—		—	—		—
	3/26/2014	43,202	(1)	1,563		—		25.08	3/26/2024	—		—	—		—
	5/30/2014	50		—		—		22.16	5/30/2024	—		—	—		—
	1/27/2015	40,833	(1)	15,167		—		29.72	1/27/2025	4,000	(5)	194,720	35,000	(9)	1,703,800
	1/27/2016	26,354	(1)	28,646		—		33.49	1/27/2026	9,166	(5)	446,201	—		—
	5/1/2016	—		—		21,667	(4)	23.76	5/1/2026	10,833	(6)	527,350	—		—
	1/30/2017	14,322	(1)	48,178		—		25.54	1/30/2027	15,625	(5)	760,625	15,625	(10)	760,625

Tao Fu	6/16/2015	87,500	(2)	52,500		—		44.39	6/16/2025	834	(7)	40,599	25,000	(9)	1,217,000
	1/27/2016	6,562	(1)	18,230		—		33.49	1/27/2026	5,833	(5)	283,950	—		—
	5/1/2016	—		—		21,667	(4)	23.76	5/1/2026	10,833	(6)	527,350	—		—
	1/30/2017	11,718	(1)	48,178		—		25.54	1/30/2027	15,625	(5)	760,625	15,625	(10)	760,625

John H. Lawrence, M.D.	11/30/2017	—		125,000	(3)	—		50.75	11/30/2027	5,000	(8)	243,400	—		—

(1)	Annual option awards granted pursuant to the Company’s 2013 Equity Incentive Plan. These options vest in equal increments on a monthly basis over 48 months from January 1 of the year of grant.
(2)

Initial option award as an inducement to commence employment granted pursuant to the Company’s 2013 Equity Incentive Plan. One quarter of these options vest on the one year anniversary of commencement of employment. The remainder of these options vest on a monthly basis over 36 months thereafter.

(3)

Initial option award as an inducement to commence employment granted pursuant to the Company’s Inducement Plan. One quarter of these options vest on the one year anniversary of commencement of employment. The remainder of these options vest on a monthly basis over 36 months thereafter.

(4)

Performance-based stock options granted pursuant to Portola’s 2013 Equity Incentive Plan. The number of performance-based stock options set forth in this table reflects (1) achievement of the two performance goals during 2017; betrixaban regulatory approval and an andexanet alfa manufacturing milestone, and (2) the cancellation of one-third of the original award for each named executive officer on December 31, 2016 due to andexanet alfa not being approved in 2016. All of the performance-based options set forth in this table were vested as of December 31, 2017.

(5)

Unvested portion of annual awards of restricted stock units granted pursuant to Portola’s 2013 Equity Incentive Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

(6)

Unvested portion of the 2016 retention award of restricted stock units granted pursuant to Portola’s 2013 Equity Incentive Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

(7)

Initial restricted stock unit award granted as an inducement to commence employment granted pursuant to the Company’s 2013 Equity Incentive Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

(8)     Initial restricted stock unit award granted as an inducement to commence employment granted pursuant to the Company’s Inducement Plan. The shares subject to the award vest annually over three (3) years. Vesting is contingent upon continuous service. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

(9)

Market performance-based restricted stock units granted pursuant to the Company’s 2013 Equity Incentive Plan. These restricted stock units were earned 50% on February 24, 2017 and 50% on June 24, 2017 for Mr. Lis, Dr. Curnutte and Ms. Dier based on achievement of the market performance conditions. For Mr. Fu, these restricted stock units were earned for 5,000 units on October 21, 2016 and 20,000 units on March 3, 2017 based on achievement of the market performance conditions. These restricted stock units are subject to an additional one year period of service and will vest 50% on July 28, 2018 and 50% on August 31, 2018 for Mr. Lis, Dr. Curnutte and Ms. Dier. For Mr. Fu, these restricted stock units will vest for 5,000 units on July 28, 2018 and 20,000 units on August 31, 2018. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

(10)

Performance stock units granted pursuant to the Company’s 2013 Equity Incentive Plan. These awards are described in more detail in the Compensation Discussion and Analysis section of this Proxy statement under the caption “Long-Term Equity Incentive Compensation”. The dollar amount is calculated based upon $48.68 per share, the closing price of Portola’s stock on December 31, 2017.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2018 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Beneficial owners affiliated with Wellington Management Group LLP(2)	7,907,148	12.0%
Beneficial owners affiliated with Partner Fund Management, L.P.(3)	6,026,172	9.2%
Beneficial owners affiliated with The Vanguard Group(4)	5,388,190	8.2%
Beneficial owners affiliated with Temasek Holdings Ptd. Ltd.(5)	4,883,568	7.4%
Beneficial owners affiliated with BlackRock, Inc.(6)	4,696,591	7.1%
Beneficial owners affiliated with Fidelity Management & Research Company(7)	4,248,637	6.5%
William Lis(8)	674,809	1.0%
John T. Curnutte, M.D., Ph.D.(9)	243,925	*
Mardi C. Dier(10)	214,070	*
Tao Fu(11)	173,449	*
John H. Lawrence, M.D.(12)	2,291	*
Jeffrey W. Bird, M.D., Ph.D.(13)	1,077,666	1.6%
Charles J. Homcy, M.D.(14)	427,693	*
Hollings C. Renton(15)	74,427	*
H. Ward Wolff(16)	68,887	*
John H. Johnson(17)	47,500	*
Laura Brege (18)	37,500	*
Dennis Fenton(19)	37,500	*
David C. Stump(20)	35,277	*
All executive officers and directors as a group (13 persons)(21)	3,114,994	4.6%

*	Less than one percent.
(1)

This table is based upon information supplied by officers and directors and by principal stockholders on Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of March 31, 2018. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 65,811,082 shares outstanding on March 31, 2018, adjusted as required by rules promulgated by the SEC.

(2)

According to the amended Schedule 13G filed with the SEC on February 12, 2018 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, each of the aforementioned entities has shared voting power over 5,089,713 shares and shared dispositive power over 7,907,148 shares. The address for each of the reporting entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)

According to the amended Schedule 13G filed with the SEC on February 14, 2018 by Partner Fund Management, L.P., Partner Fund Management GP, LLC, Partner Investment Management, L.P., Partner Investment Management GP, LLC, Brian D. Grossman and Christopher M. James: (i) Partner Fund Management, L.P. and Partner Fund Management GP, LLC share voting and dispositive power over 5,941,055 shares, (ii) Partner Investment Management, L.P. and Partner Investment Management GP, LLC share voting and dispositive power over 85,117 shares, and (iii) Mr. Grossman and Mr. James share voting and dispositive power over 6,026,172 shares. The address of the principal business office of each of Partner Fund Management, L.P., Partner Fund Management GP, LLC, Partner Investment Management, L.P., Partner Investment Management GP, LLC, Brian D. Grossman and Christopher M. James is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(4)

According to the amended Schedule 13G filed with the SEC on February 12, 2018 by the Vanguard Group and its affiliates, or Vanguard: (i) Vanguard has sole voting power over 109,481 shares and sole dispositive power over 5,276,931 shares, and (ii) Vanguard has shared voting power over 6,878 shares and shared dispositive power over 111,259 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

According to the amended Schedule 13G filed with the SEC on February 12, 2018 by Temasek Holdings (Private) Limited, Fullerton Management PTE LTD, Cairnhill Investments (Mauritius) PTE LTD and Maxwell (Mauritius) PTE LTD: (i) Temasek Holdings (Private) Limited and Fullerton Management PTE LTD have shared voting and dispositive power over 4,883,568 shares, and (ii) Cairnhill Investments (Mauritius) PTE LTD and Maxwell (Mauritius) PTE LTD have shared voting and dispositive power over 4,133,568 shares. The address for Temasek Holdings (Private) Limited and Fullerton Management PTE LTD is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891. The address for Cairnhill Investments (Mauritius) PTE LTD and Maxwell (Mauritius) PTE LTD is c/o SGG Corporate Services (Mauritius) Ltd, 33 Edith Cavell Street, Port Lou,is, Republic of Mauritius 11324.

(6)

According to the amended Schedule 13G filed with the SEC on January 29, 2018 by BlackRock, Inc. and its affiliates, or BlackRock, BlackRock has sole voting power over 4,573,500 shares and sole dispositive power over 4,696,591 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

According to the amended Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC and its affiliates, or Fidelity, Fidelity has sole voting power over 186,832 shares and sole dispositive power over 4,248,637 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)	Represents 24,149 shares held directly by Mr. Lis and 650,660 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.

(9)	Represents 37,563 shares held directly by Dr. Curnutte, and 206,362 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(10)	Represents 30,402 shares held directly by Ms. Dier and 183,868 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(11)	Represents 18,346 shares held directly by Mr. Fu and 155,103 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(12)	Represents 2,291 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(13)

Represents 921,610 shares held by Sutter Hill Ventures, 59,053 shares held by Jeffrey W. Bird and Christina R. Bird as Trustees of Jeffrey W. and Christina R. Bird Trust, 45,402 shares held by NestEgg Holdings, LP, 6,000 shares held directly by Dr. Bird, and 45,601 shares issuable pursuant to stock options held directly by Dr. Bird exercisable within 60 days of March 31, 2018. Dr. Bird is a trustee of the Jeffrey W. and Christina R. Bird Trust, which is a general partner of NestEgg Holdings, LP, and a managing director of Sutter Hill Ventures. Dr. Bird may be deemed to share voting and investment powers for the shares identified in this footnote, and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest in such shares.

(14)

Represents 112,471 shares held directly by Dr. Homcy, 295,222 shares issuable pursuant to stock options held directly by Dr. Homcy exercisable within 60 days of March 31, 2018, and 20,000 shares held by The Charles J. Homcy 2009 Grantor Retained Annuity Trust, for which Dr. Homcy holds voting or dispositive power.

(15)

Represents 2,826 shares held directly by The Renton Family Community Property Trust, over which Mr. Renton shares voting and dispositive power, 6,000 shares held directly by Mr. Renton and 65,601 shares issuable pursuant to stock options held directly by Mr. Renton exercisable within 60 days of March 31, 2018.

(16)	Represents 7,766 shares held directly by Mr. Wolff and 61,121 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.

(17)	Represents 6,000 shares held directly by Mr. Johnson and 41,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(18)	Represents 6,000 shares held directly by Mrs. Brege and 31,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(19)	Represents 6,000 shares held directly by Mr. Fenton and 31,500 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(20)	Represents 6,000 shares held directly by Mr. Stump and 29,277 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018.
(21)

Represents 266,697 shares held by our current directors and executive officers, 1,799,406 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2018 and 1,048,891 shares held by entities affiliated with certain of our directors.

Option Exercises and Stock Vested in 2017

The following table shows certain information regarding option exercises and restricted stock units vested with respect to the named executive officers during the fiscal year ended December 31, 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
William Lis	269,299	12,685,376	45,939	1,978,837
John T. Curnutte M.D., Ph.D.	91,000	4,501,548	13,751	605,925
Mardi C. Dier	126,977	4,590,404	20,876	907,572
Tao Fu	12,812	369,408	13,542	587,273
John H. Lawrence, M.D.	—	—	—	—

(1)

The value realized on exercise is equal to the difference between the actual trading price of Portola’s common stock at the time of exercise and the option’s exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized on vesting is equal to the closing trading price of Portola’s common stock on the day of vesting multiplied by the number of shares acquired on vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding stock options, warrants and rights		(b) Weighted-average exercise price of outstanding stock options, warrants and rights		(c) Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,353,675	(2)	$28.48	(4)	5,347,008	(5)(6)
Equity compensation plan not approved by security holders	630,400	(3)	$56.98		864,600

(1)

The equity compensation plans are described in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The information in this table does not include time based restricted stock units.

(2)

As of December 31, 2017, there were 6,048,921 shares of common stock subject to outstanding stock options and 304,754 shares of common stock subject to outstanding grants of performance based stock units under the 2013 Plan and the 2003 Plan.

(3)	As of December 31, 2017, there were 630,400 shares of common stock subject to outstanding stock options under the Inducement plan.
(4)	The weighted-average exercise price does not take into account any outstanding grants of performance based stock units.
(5)	Includes 3,735,201 and 1,611,807 shares of common stock available for issuance under the 2013 Plan and the 2013 Employee Stock Purchase Plan, or 2013 ESPP, respectively, as of December 31, 2017.
(6)

The reserve for shares available under the 2013 Plan and the 2013 ESPP automatically increase on January 1st each year, by an amount equal to 5% and 2%, respectively, of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year, or by such lesser amount as approved by our Board. For 2018, 3,264,832 shares were automatically added to the number of shares available under our 2013 Plan. The Board did not, however, authorize an increase to the number of shares available under our 2013 ESPP. Shares subject to stock awards granted under our 2013 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2013 Plan. Additionally, shares issued pursuant to stock awards under our 2013 Plan that we repurchase or that are forfeited become available for future grant under our 2013 Plan.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

Our Board has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

Other than compensation arrangements, which are described elsewhere in this proxy statement, we describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an investor rights agreement that provides Maxwell (Mauritius) Pte Ltd, a holder of more than 5% of our capital stock, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Agreement with Global Blood Therapeutics, Inc.

Charles J. Homcy, a member of our Board and our former President and Chief Executive Officer, is also a co-founder and member of the board of directors of Global Blood Therapeutics, Inc., or Global Blood. We entered into a Master Services Agreement with Global Blood on November 2, 2012 pursuant to which we provide certain consulting, preclinical, laboratory and clinical research related services to Global Blood. For the years ended December 31, 2017, 2016, and 2015, we recorded a reduction in research and development expense of $292,000, $313,000, and $352,000, respectively, related to amounts owed to us by Global Blood under the Master Services Agreement.

Indemnification Agreements

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy

Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Portola stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080 or contact Investor Relations at (650) 246-7000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Mardi C. Dier

Executive Vice President and Chief Financial Officer

April 24, 2018

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Corporate Secretary, Portola Pharmaceuticals, Inc., 270 E. Grand Avenue, South San Francisco, CA 94080. Electronic copies of our Annual Report and all other filings with the SEC are also available in the investor relations section of our website at www.portola.com.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18320 1. Election of Class II directors to hold office until the 2021 Annual Meeting of Stockholders: O Dennis Fenton, Ph.D. O Charles Homcy, M.D. O David C. Stump, M.D. 2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of common stock from 100,000,000 to 150,000,000 shares. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. 5. To conduct any other business properly brought before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 20330303000000000000 7 060818 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. PROXY VOTING INSTRUCTIONS ANNUAL MEETING OF STOCKHOLDERS OF PORTOLA PHARMACEUTICALS, INC. June 8, 2018 FOR AGAINST ABSTAIN

PORTOLA PHARMACEUTICALS, INC. Proxy for Annual Meeting of Stockholders on June 8, 2018 Solicited on Behalf of the Board of Directors The undersigned hereby appoints William Lis, Mardi C. Dier and Michael Ouimette as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Portola Pharmaceuticals, Inc. held of record by the undersigned at the close of business on April 12, 2018 at the Annual Meeting of Stockholders to be held June 8, 2018 at 9:00 a.m. Pacific Time at 270 East Grand Avenue, South San Francisco, California 94080, and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1 14475 0